Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of Federated Equity Income Fund, Inc.:

In planning and performing our audit of the financial stat ements of Federated Equity
Income Fund, Inc. (the "Fund") as of and for the year ended November 30, 2014, in accordance with the standards of the Public Company Accountin g Oversight Board
(United States), we considered the Fund's internal control over financial reporting, including controls over safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an
opinion on the effectiveness of the Fund's internal control over financial reporting.
Accordingly, we express no such opinion.

The management of the Fund is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling t his responsibility, estimates and judgments by management are required to assess the expected benefits and related costs
of controls. A company's internal control over financial re porting is a process designed to provide reasonable assurance regarding the reliability of f inancial reporting and the preparation of financial statements for external purposes i n accordance with generally accepted accounting principles. A company's internal contr ol over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the tran sactions and dispositions of the assets of the company; (2) provide reasonable assurance th at transactions are recorded as necessary to permit preparation of financial statements in a ccordance with generally accepted accounting principles, and that receipts and expen ditures of the company are being made only in accordance with authorizations of manag ement and directors of the company; and (3) provide reasonable assurance regarding prev ention or timely detection of unauthorized acquisition, use or disposition of a compan y's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any e valuation of effectiveness to future periods are subject to the risk that controls may bec ome inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures
may deteriorate.

A deficiency in internal control over financial reporting e xists when the design or operation of a control does not allow management or employee s, in the normal course of performing their assigned functions, to prevent or detect mi sstatements on a timely basis.
A material weakness is a deficiency, or a combination of def iciencies, in internal control over financial reporting, such that there is a reasonable p ossibility that a material misstatement of the company's annual or interim financial sta tements will not be prevented or detected on a timely basis.

Our consideration of the Fund's internal control over financi al reporting was for the limited purpose described in the first paragraph and would no t necessarily disclose all deficiencies in internal control that might be material weak nesses under standards established by the Public Company Accounting Oversight Board (United States).
However, we noted no deficiencies in the Fund's internal cont rol over financial reporting and its operation, including controls over safeguarding securi ties, that we consider to be a material weakness as defined above as of November 30, 2014.

This report is intended solely for the information and use of management and the Board
of Directors of the Fund and the Securities and Exchange Comm ission and is not intended to be and should not be used by anyone other than the se specified parties.


      Ernst & Young LLP

Boston, Massachusetts
January 23, 2015